Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such state. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such state in compliance with such applicable laws. In those states where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such state to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SALIX PHARMACEUTICALS, LTD.

at

$158.00 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated March 4, 2015

by

SUN MERGER SUB, INC.,

a wholly owned subsidiary of

VALEANT PHARMACEUTICALS INTERNATIONAL,

a wholly owned subsidiary of

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

Sun Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Valeant Pharmaceuticals International, a Delaware corporation (“VPI”) and a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc., a British Columbia corporation (“Valeant”), is offering to purchase all of the shares of common stock, par value $0.001 per share (the “Shares”), of Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix”), that are issued and outstanding at a price of $158.00 per Share, net to the holder in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated March 4, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares to Purchaser pursuant to the Offer. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,

ON APRIL 1, 2015 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MARCH 31, 2015) UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 20, 2015, by and among VPI, Purchaser, Salix and, solely for purposes of providing a guarantee of VPI’s and Purchaser’s obligations, Valeant (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, as soon as practicable following the time Purchaser accepts, for the first time, for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Acceptance Time”), Purchaser will merge with and into Salix (the “Merger”), with Salix continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of VPI. Because the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), no stockholder vote will be required to consummate the Merger. At the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in the Offer to Purchase) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Valeant, VPI, Purchaser or any of their other wholly owned subsidiaries, and Shares held by Salix or by any of its wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. As a result of the Merger, the Shares will cease to be publicly traded and Salix will become directly wholly owned by VPI. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that are not actually delivered prior to the Expiration Date) and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by VPI and its subsidiaries immediately prior to the Expiration Date represent at least one Share more than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer and (y) the aggregate number of Shares that Salix may be required to issue upon conversion, settlement or exercise of all then outstanding options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding options to purchase Shares and Salix’s 2.75% Convertible Senior Notes due 2015 (the “2015 Notes”) and Salix’s 1.5% Convertible Senior Notes due 2019 (the “2019 Notes” and, together with the 2015 Notes, the “Salix Convertible Notes”) (whether then outstanding or for which the conversion date has already occurred, but in any event without duplication, but excluding the warrants that were entered into in connection with the 2019 Notes and any portion of the Salix Convertible Notes that is required to be settled solely in cash upon conversion)) (the “Minimum Condition”); (ii) any applicable waiting period (or extension thereof) relating to the Offer under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been terminated, or any pre-closing approvals or clearances reasonably required under the HSR Act having been obtained, at or prior to the Expiration Date; and (iii) other customary conditions as described in Section 15 of the Offer to Purchase. As a result of the terms of the Salix Convertible Notes, Shares issuable upon conversion of the Salix Convertible Notes will only be taken into account for purposes of calculating the Minimum Condition if such Shares were delivered or would be required to be delivered on or prior to the consummation of the Offer.

After careful consideration, the board of directors of Salix (the “Salix Board”) has (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Salix and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) determined to recommend that Salix’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer to Purchase and the Letter of Transmittal contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

Purchaser and VPI may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without Salix’s consent. If the conditions to the Offer have not been satisfied or waived and the Merger Agreement has not been terminated, Purchaser must extend the Offer on one or more occasions, for an additional period of up to 10 business days per extension, until all conditions of the Offer have been satisfied or waived. In addition, Purchaser will extend the Offer for any period required by applicable law or any applicable rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff. However, in no event will Purchaser be required to extend the Offer beyond August 20, 2015.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.

There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser, VPI and Salix will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Purchaser does not expect there to be a significant period of time between the consummation of the Offer and the Closing. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date (but no later than 9:00 a.m., Eastern time, on the first business day after the Expiration Date) and as soon as practicable, but in any event no later than three business days, after the Expiration Date, pay for all such Shares. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. Under no circumstances will interest with respect to the purchase of Shares pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) for Shares held as physical certificates, the certificates evidencing such Shares (the “Certificates”) or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in lieu of such Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Purchase.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion.

Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. None of Purchaser, the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in any tenders or in any notice of withdrawal or incur any liability for failure to give any such notification.

Salix has provided Purchaser with Salix’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Salix’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder (as defined in the Offer to Purchase) of Shares will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of tendering Shares pursuant to the Offer, exchanging Shares in the Merger or exercising appraisal rights (including the application and effect of any U.S. federal estate and gift, state, local and other tax laws).

The information required to be disclosed by Rule 14d-6(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth below. In addition, requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

Except as set forth in the Offer to Purchase, neither Purchaser nor VPI will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders may call toll free: (800) 628-8536

Banks and brokers may call collect: (212) 269-5550

email: info@dfking.com

March 4, 2015

4